Exhibit 99.1
August 26, 2014
NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF CBS OUTDOOR AMERICAS INC.
Restrictions on Trading CBS Outdoor Americas Inc. Common Stock
As you know, on June 11, 2014, CBS Corporation (“CBS”) launched an offer to exchange its shares of common stock, par value $0.01 per share (“CBSO Shares”), of CBS Outdoor Americas Inc. (“the Company”) for shares of outstanding CBS Class B common stock validly tendered and accepted by CBS (the “Exchange Offer”).
Participants in the Outdoor 401(k) Plan (the “Plan”) were advised that the CBS Outdoor Stock Fund was intended as an investment option for only a brief period of time and that the CBS Outdoor Stock Fund would be removed from the Plan’s lineup at 4:00 p.m., Eastern Time, on Friday, September 26, 2014, and assets invested in the CBS Outdoor Stock Fund would be liquidated over a period of up to four (4) business days, beginning on Monday, September 29, 2014. Plan participants will not be able to effect transactions with respect to the Plan’s CBS Outdoor Stock Fund accounts during the Blackout Period, as described below. Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (“SEC”) Regulation Blackout Trading Restriction, the Company’s directors and executive officers will be subject to trading restrictions during the Blackout Period, subject to certain exceptions.
Blackout Period
The “Blackout Period” will begin on Thursday, September 26, 2014, at 4:00 p.m. Eastern Time and is expected to end on Friday, October 3, 2014. You will be notified of any changes to the dates of the Blackout Period, including if the Blackout Period is shortened or extended.
Trading Restrictions
During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring CBSO Shares or derivative securities, such as stock options, that you acquired in connection with your service or employment as a director or executive officer of the Company, subject to certain exceptions. In this regard, any CBSO Shares that you sell or otherwise transfer are automatically treated as acquired in connection with your service as a director or executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC. Please note that these trading prohibitions also apply to CBSO Shares held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. This notice is in addition to the restrictions on trading activity under CBSO’s insider trading policy.

Questions
If you have questions concerning transactions in CBSO Shares, this notice or the Blackout Period, including the beginning and ending dates of the trading restrictions, please contact:
CBS Outdoor Americas Inc.
405 Lexington Avenue
New York, New York 10174
Attention: Nancy Tostanoski, Senior Vice President, Human Resources; and/or
Richard H. Sauer, Executive Vice President, General Counsel and Secretary
Telephone number: 212-297-6400